Exhibit 10.58

June 17, 2008

Steven W. Beason

Scientific Games Corporation

750 Lexington Avenue

25th Floor

New York, New York 10022

Re:          Contract Extension & Modification

Dear Mr. Beason:

Subject to final approval of the Compensation Committee of the Board of Directors, it is my pleasure to confirm Scientific Games Corporation’s (“SGC” or “Company”) desire and your agreement to extend the term of your contract of August 8, 2005 as already modified by letter of January 17, 2006 and August 30, 2007 (the “2005 Agreement”) (Section 1) through August 31, 2011 on the terms and conditions outlined therein except to the extent modified herein (the “2008 Extension”):

Conforming Grant: To conform the transition of your signon equity grants from the 2005 Agreement when the Company adjusted the vesting schedule from three to five years, but subject to the approval of the Company’s stockholders of an amendment to the 2003 Incentive Compensation Plan (or a new equity compensation plan) that provides for a sufficient increase in the number of shares of common stock of the Company available for equity awards, during the Term, the Company shall grant to you an additional 5500 restricted stock units (RSUs) under the Scientific Games Corporation 2003 Incentive Compensation Plan (the “Award Plan”), as amended and restated and individual equity agreements to be entered into by and between the Company and Executive (the “Equity Agreements”).  The equity agreements shall provide that 3300 of the RSUs will vest immediately upon grant, 1100 to vest on the first anniversary of grant, 1100 to vest on the second anniversary of grant, subject to certain provisions relating to accelerated vesting and forfeiture as described in the 2005 Agreement, the 2008 Extension, the Equity Agreements or the Equity Plan.

Sign-on Incentive: As an incentive for your agreement to the 2008 Extension but subject to the approval of the Company’s stockholders of an amendment to the 2003 Incentive Compensation Plan (or a new equity compensation plan) that provides for a sufficient increase in the number of shares of common stock of the Company available for equity awards, during the Term, the Company shall grant to you 10,000 restricted stock units (RSUs) under the Scientific Games Corporation 2003 Incentive Compensation Plan (the “Award Plan”), as amended and restated and individual equity agreements to be entered into by and between the Company and Executive (the “Equity Agreements”).  The equity agreements shall provide that the equity awards shall vest with respect to twenty percent

(20%) of the shares of common stock subject to such award on each of the first five anniversaries of the Grant Date, subject to certain provisions relating to accelerated vesting and forfeiture as described in the 2005 Agreement, the 2008 Extension, the Equity Agreements or the Equity Plan.

Section 6(e) (Equity Acceleration Upon Certain Events of Termination). the following shall apply as additional severance benefit under Sections 6(e) of the 2005 Agreement as modified herein:

vii)                               Except to the extent otherwise provided at the time of grant under the terms of any equity award made to Executive, all stock options, deferred stock, restricted stock and other equity-based awards held by Executive at termination will become fully vested and non-forfeitable, and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted.

Provided, however, that all severance benefits under the 2005 Agreement including those as modified by the 2008 Extension will be additionally subject to the following provisions:

Taxes and Internal Revenue Code 409A.  The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limitation, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations.  Internal Revenue Code Section 409A governs plans and arrangements that provide “nonqualified deferred compensation” (as defined under the Code) which may include, among others, nonqualified retirement plans, bonus plans, stock option plans, employment agreements and severance agreements.  The Company reserves the right to provide compensation and benefits under any plan or arrangement in amounts, at times and in a manner that minimizes taxes, interest or penalties as a result of Section 409A. In addition, in the event any benefits or amounts paid hereunder are deemed to be subject to Section 409A, including payments under the 2005 Agreement and this Agreement, Executive consents to the Company adopting such conforming amendments as the Company deems necessary, in its reasonable discretion, to comply with Section 409A (including, but not limited to, delaying payment until six months and one day following termination of employment).

Timing of Certain Payments Under 2005 Agreement and this Agreement .  Payments pursuant to the Severance Provisions as modified of the 2005 Agreement, if any, shall be payable in equal installments in accordance with the Company’s standard payroll practices over a period of twelve (12) months following the date of termination; provided, however, that if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, such payments shall be made as follows:  (1) no payments shall be made for a six-month and one day period following the date of termination, (2) an amount equal to the aggregate sum that would have been otherwise payable during the initial six-month and one day period shall be paid in a lump sum six months and one day following the date of termination, and (3) during the period beginning six months and one day following the date of termination through the remainder of the twelve-month period, payment of the remaining amount due shall be payable in equal installments in accordance with the Company’s standard payroll practices. In addition, notwithstanding any other provision with respect to the timing of payments under this Agreement, if necessary to comply with Section 409A of the Code, and applicable administrative guidance and regulations, amounts payable following termination of employment in a lump sum shall instead be paid six months and one day following the date of termination.

If this agreement comports with your understanding, please acknowledge it by signing and dating one original and returning it to me, retaining the other original for your files.

Very Truly Yours,

/s/ Michael Chambrello

Michael Chambrello

Acknowledged & Agreed:

/s/ Steven W. Beason
Steven W. Beason